EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
January 28, 2010
4:00 pm ET

Operator:  Good afternoon, and welcome ladies and gentlemen to the Rurban Financial Corp. Fourth Quarter 2010 Earnings Conference Call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode.  We will open up the conference to the investment community for question and answers following the presentations.

I will now turn the conference over to Valda Colbart, Investor Relations Officer; please go ahead, Valda.

Valda Colbart:  Good afternoon everyone.  I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our website until February 14, 2009 – 2010.  Joining me today is Ken Joyce, Mark Klein and Duane Sinn.

But before we get started, I’d like to make our usual Safe Harbor statement and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward-looking and, therefore, involve risk and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include but are not limited to risk and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth on the company's filings with the Security and Exchange Commissions.

And now for additional information: RDSI has made an initial Form 10 Registration Statement with the SEC concerning the contemplated spin-off and the merger transaction between RDSI and New Core Banking Systems.

Those filings include a combined information statement to be delivered to Rurban's shareholders in connection with the spin-off and a proxy statement to be delivered to the New Core shareholders in connection with the approval of the merger transaction by the New Core shareholders.

The combined information statement/proxy statement and other documents filed by Rurban and/or RDSI with the SEC contain important information about Rurban, RDSI, New Core and the merger transaction.  We urge investors and New Core shareholders to carefully read the combined information statement/proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.

New Core shareholders, in particular, should read the combined information statement/proxy statement carefully before making a decision concerning the merger transaction.  Investors and shareholders can obtain a free copy of the combined information statement/proxy statement along with other filings containing information about Rurban and RDSI at the SEC website at http://www.sec.gov.

Copies of the combined information statement/proxy statement and any filings with the SEC incorporated by reference in such document can and also be obtained free of charge by directing a request to, Rurban Financial Corp., 401 Clinton Street Defiance, Ohio 43512, attention Ms. Valda Colbart, Investor Relations Officer, telephone number 419-784-2759.

I will now turn the call over to Ken Joyce, Executive Vice Chairman of Rurban Financial Corp.  Ken…

Ken Joyce:  Well, good afternoon and welcome to the Fourth Quarter 2009 Webcast, and thank you for taking the time to better understand your company.

With me today is Mark Klein, President and CEO of both Rurban Financial Corp. and The State Bank and Trust Company, and Duane Sinn, Chief Financial Officer of Rurban.

There is a lot to discuss in this webcast so I will quickly move into the various issues.  I am speaking to you as the Executive Vice Chairman of Rurban Financial Corp., instead of its CEO, as we have begun some of the structural changes that we announced in the third quarter press release and webcast.

I am in the process of transitioning management of the Holding Company and bank to Mark Klein and managing the RDSI spin-off process.  We are proceeding towards implementing the spin-off of RDSI from Rurban Financial Corp., with a timeframe of around the end of the first quarter, depending upon the effectiveness of our Registration Statement filed with the SEC and the other conditions having been met.

This process was formally begun with our filing of the initial Form 10 Registration Statement on December 31, 2009 which provides detail information relative to the planned spin-off.  We continue to plan on the acquisition of New Core Banking Systems immediately following the RDSI spin-off and the shareholders of New Core will be receiving a maximum of just under 30% of the combined entity.

The details of this merger and acquisition with New Core Banking Systems are combined and contained in the initial Form 10 Registration Statement, which can be found on our website.  Rurban will continue as a single bank Holding Company with The State Bank and Trust Company as its primary business unit.

Mark Klein has very effectively led the bank for over 4 years and the Board of Directors of Rurban, after careful consideration, has appointed Mark Klein as my successor.  I will be available for the remainder of 2010 on a consulting basis.

I'll take a few minutes here to comment on the most recent quarter and our decision to suspend the dividend.  The loss for the quarter and for the year was largely driven by the build in reserve, which was $3.5 million for the quarter and $5.7 million for the year.  We have taken what we currently view as an adequate reserve build to offset the potential losses from the new non-performing assets which we added at year-end.  The true amount of the loss will not be clear until we dispose of those assets, which should be by the end of the second quarter.

If the assets are not disposed of by then we will at least have identified any potential loss and fully reserved it.  At this time, I do not see the potential loss in these credits as exceeding our ability to cover those losses with net incomes so earnings for the next quarter will be at risk.

We have not seen additional credits come onto the table having these problem characteristic, but of course that is an unknown element and affected by the economic environment.  These two credit relations --- relationships were in the TDA--- TDR category for the third quarter and quickly deteriorated.

We have suspended the dividend effective as of the first quarter of 2010 to reflect the loss of revenue and net income.  It is prudent at this time to suspend our dividend payments and preserve capital over the next two quarters as we assess the impact of these problem credits.
We can then make a reasonable and informed decision to bring back an appropriate level of dividend for the third quarter, assuming that circumstances allow us to do so.

We are simply sharing with you our best view of our thinking, knowing it can change and it is subject to changing circumstances.  We'll update you on that picture on a quarterly basis.  And some additional information we will be sharing the pain of the income decline, as well as our shareholders, as the company has restricted its merit increases and discretionary benefits.

I also want to touch on another peculiar event that occurred in this last fourth quarter, a mortgage fraud loss.  This loss resulted in a $1.15 million of additional loan loss provision for the quarter.  State Bank and Trust is working with its legal advisors and intends to pursue all available legal remedies.

I will now turn this webcast over to Mark Klein, President and CEO of Rurban and The State Bank and Trust Company.  Mark will give you some more details on asset quality, the specifics of our banking progress, strategic implemation--- implementation and our tactical efforts to grow the banking franchise and improve core profitability.  Mark…

Mark Klein:  Thank you, Ken and good afternoon.  Our quarterly net income was a loss of $577,000 contributing to 2009 year-to-date net income for the banking segment of $2.05 million.

The primary contributors to our decline in income was an unusually high loan loss provision of $5.74 million, $20.3 million of assets in non-performing status, expenses related to the loan losses and the collection efforts, increased FDIC insurance expense and the fraud-related residential mortgage closings in the Fort Wayne, Indiana region that Ken just summarized.

Positive trends hidden in these adverse results are our continued commercial loan growth, organic core deposit growth that helped produce a high and stable net interest margin, strong growth in the mortgage banking sector and resulting loan sale gains, an increasingly successful referral program and newly identified expense reductions.

I'll start with asset quality considerations as our loan loss provision of $5.74 million for 2009 reflects the overall general economic contraction, systemic portfolio stress in the residential real estate sector and the identification of impairment of several larger commercial credits.

While we feel we have adequately reserved for these credits based on historical methodology and general market conditions, ultimately, their resulting collateral liquidation, as well as borrower support, will determine our position, as Ken had discussed.

At the end of 2008 our non-performing assets stood at$ 6.59 million.  At year-end 2009, the nonperforming assets represent over $20.3 million, for a $13.7 million increase over the prior-year.  We are diligently working these non-performing assets off our balance sheet with the intent to minimize the potential impact.

Loan growth for 2009 was a modest $2.5 million year-over-year.  However, with this modest growth, there were a number of significant positive trends.  Commercial loans grew by $17.8 million despite our increasing scrutiny and more cautious lending standards.  We continue to attract more solid credits as regional banks continue to deleverage.  While our regional real estate loan portfolio contracted in 2009 due to refinances, this was largely offset by loans held for sale increasing by $13 million, reflecting our growing mortgage banking operation.

Leading our improvement in the overall production of non-interest income was the production of saleable resident real estate loans.  Our production for 2008 was $38 million.  For 2009, we produced over $238 million.  Supporting our position to acquire market share is our percentage of outstanding refinancings and purchase-money loans.

Of the $238 million in residential real estate loans produced in 2009, 83% were new money.  Over $115 million were the result of financing competitors loans, while over $62 million resulted from the new home purchases.  Likewise, our servicing portfolio expanded from $71 million in 2008 to $200 million in 2009, for an increase of $137 million.  We continue to develop our newer surrounding regions as a key strategy to grow our balance sheet and approve our non-interest income while diversifying our portfolio.

Our strategy to leverage our geographic diversification has been successful, as Toledo region grew $5.3 million, Fort Wayne $3.6 million.  Our newer market, Columbus, Ohio, accounted for $19 million in portfolio loans in 2009.

Growth in our core lower-cost deposits continues to be the impetus to a stable net interest margin.  Our core deposits increased from $242 million at year-end 2008 to $274.7 million in 2009, for an increase of $32.7 million, a 13.5% increase.  This growth coupled with our strategy to price non-core deposits at the margin, allowed us to drive overall deposit costs down to 1.08% at year-end.  The stable to declining global rate environment accompanying our less-sensitive asset pool produced positive results.

Consequently our net interest margin expanded from 3.80% at 2008 year-end to 4% for The Bank for 2009.  Driving our results is our insatiable desire to continue to attract every demand deposit account.  We have moved from a net decrease in DDA accounts to a net increase of 920 DDA accounts in 2009.

Energy in our retail delivery process continues to provide the tools for building lower-cost core funding and the resulting stable interest margin.  The path to working interdependently initiated in 2007 continues to widen.  In 2008, we had gross referrals of 1,330 with 410 closed, reflecting year-over-year increases of 42%.

Momentum in 2009 continued.  We gave each other 2,242 referrals and closed 1,050 for a 3-year high closing rate of 46.8% resulting in over $86 million in referred business.  Specific departmental referrals commitments continued to propel related departments to a higher level of success.

In the fourth quarter of 2009, we initiated an expense reduction program targeting $1.2 million of pre-tax savings.  Capturing these savings is particularly critical as The Bank and the Holding Company gain independence and lose past profitability from RDSI.

Going forward, we continue to identify and implement strategies to lower non-interest expenses.  The positive trends I just discussed could easily get lost in the adverse economic conditions, but we remain enthusiast for our improvement and affirm to our shareholders that we remain committed to passionately pursue improved performance in 2010.

Certainly as we move to become independent, with the spin-off of RDSI, it is with optimism as we view our challenges as opportunities.  Finally, we wish Ken, Duane and the entire RDSI team much success in 2010 and beyond as they begin to introduce the next generation of software, Single Source™.

Ken, back to you.

Ken Joyce:  Well thank you, Mark, and congratulations on your continuing progress in improving the core banking operations and profitability despite the current asset quality problems we're facing.  I'll make a few comments here relative to RDSI, before passing the webcast over to Duane Sinn for some expanded financial information.

RSDI and the New Core staff continue to be very busy and productive over the past quarter.  The spin-off and merger were disclosed in substantial detail through the initial Form 10 I previously discussed.  We received this morning the first round of comments from the SEC.  We will be answering those comments and providing a modified Form 10 within a limited amount of time.  The updated Form 10 will be disclosed by an 8-K filing, so you should watch for that disclosure.

RDSI is working to convert State Bank and Trust to the New Core Banking System and we anticipate that conversion will take place in February.  Implementing that conversion has taken us longer than anticipated because of a number of complexities that are being introduced for the first time in a software version being installed in State Bank.

It should be noted that New Core has crossed over the 1-year anniversary of the first installation of the Single Source™ software in a $300 million bank and that bank continues its use of the software and is satisfied that its meeting its needs.

We are not accepting any contracts from our client banks until we've had a successful conversion of State Bank and Trust and they have had the opportunity to view that conversion.  We have certainly lost banks to our competition as we have released all of our client banks from their contracts.

We have received notice from 23 of our 70 plus banks that they will be de-converting to other software providers.  We continue to have a loyal following based upon the merits of the new software, but that loyalty is primarily based upon RDSI's 40-year history of providing outstanding service and our commitment to making our clients our first concern.

This is not always the same value proposition for many of our competitors.  We see this as the largest launch of a new core banking system in the last 15 to 20 years.  And I could clearly spend much more time on the RDSI story, but our time is limited in this webcast.

We expect this to be a successful launch and the end result will be a release of the inherent value of RDSI to our shareholders over the next few years.

I'll now turn the webcast over to Duane Sinn, Rurban's Chief Financial Officer, who will discuss the financial information of our two business segments in greater detail and give you some additional color on some key financial areas.  Duane…

Duane Sinn:  Thank you, Ken and good afternoon.  The fourth quarter continued to be difficult for Rurban Financial Corp. as we recorded elevated levels of provisions.  We also continued to record costs associated with the planned spin-off of our data processing company, RDSI.

The costs associated with RDSI will slow substantially as we get through the first quarter.  Despite these very difficult times within the banking environment, Rurban continues to work diligently on improving core earnings.  A reflection of that is the $1.2 million identified in the fourth quarter by management to improve the Banking Segment's earnings.

In general, for the quarter, we continued to take a larger loan loss provision to build the balances within the allowance for loan loss due to several troubled debt restructured loans deteriorating and transitioning to non-performing assets.  And the addition of one additional commercial ray---real estate loan totaling $3.3 million and continued residential real estate foreclosures.

Our loan loss provision expense totaled $3.5 million, up significantly from the $898,000 in the third quarter of 2009, and up from the $138,000 reported in the fourth quarter of 2008.  Our allowance for loan loss totaled $7 million, or 1.55% of total loans at December 31, 2009, compared to $5.9 million, or 1.32% of loans on December 31, 2008.

Net charge-offs for 2009 totaled $3.8 million, or an annualized 84 basis points of average loans.  Approximately $1 million of the $3.5 million in charge-offs during the fourth quarter was attributable to one specific credit which had been previously reserved for and required no additional reserve in the quarter.  The remaining charge-offs were due to several smaller loan relationships.

Management continues the process for nat--- analyzing the loan portfolio and made decisions to continue to allocate additional resources to work on past due and non-performing loans, taking aggressive actions designed to mitigate losses.  Included within the $3.5 million in charge-offs during the quarter was a mortgage fraud charge of $1.15 million.  Ken has provided you the background on that event.

Some detail on the mix of credits within the $20.3 million in non-performing assets is as follows: $4 million, or 20%, are commercial C&I loans; $11.2 million, or 55%, are commercial real estate loans, $4.3 million, or 21%, are residential real estate loans, and approximately $814,000, or 4%, are consumer-related credits.

The challenge that all financial institutes face within the next 12 months within the asset quality world is finding buyers of distressed assets.  This likely will result in banks, including us, reporting elevated level of non-performing assets for an extended period of time as we work to liquidate and litigate these problem assets.

The loan balances and troubled debt restructured credits decreased to $1.3 million at year-end, compared to $6.9 million at September 30, 2009.  Transitioning to the balance sheet: total assets at December 31, 2009 were $673 million, an increase from the $657.6 million reported at December 31, 2008.  Loans increased $2.4 million during the year.

Loans held for sale increased by $13 mi--- million year-over-year.  The majority of the loans held for sale were delivered in early January 2010, and this is a reflection of our increase in production of mortgage loans.

During 2009, commercial loans grew $17.8 million while residential loans decreased $15 million.  While balance sheet, while balance sheet changes were minimal, management spent considerable time moving the balance sheet $57 million towards a more asset-sensitive position during 2009.  This position - this positioned the balance sheet to take advantage of the next increase in interest rates.

Total deposits were $491.2 million at year-end compared to $484.2 million at the end of 2008.  We have discussed previously the transition of funds to core transaction accounts from time sensitive accounts.  This is best illustrated by $32.7 million, or 13.5% increase, in core transaction accounts during the year.

With funding rates at historic lows, we will focus our future attention to the asset side of the balance sheet.  We started this process late in 2009 by selling $10 million in long-term investments.

Total capital was $61.7 million at year-end.  While we have not yet finished our final calculation of regulatory capital ratios, our estimates reflect the Corporation's Tier 1 leverage ratio and total risk-based capital ratios at 8.4% and 12.6%, respectively, well above the regulatory minimums of 5% and 10%.

Our estimate is that both ratios will decline by approximately 110 basis points after the spin-off of RDSI.  These ratios will remain strong after the spin-out and well-above the regulatory requirements.

I will now spend a few minutes on the income statement.  Net income for the fourth quarter was a loss of $1.9 million, or $0.39 per share.  Items that impacted the fourth quarter included the loan loss provision of $3.5 million, legal and accounting fees of $486,000 associated with the anticipated spin-off of RDSI, accelerated amortization of the ITI software, which totals $659,000, and a $442,000 increase in operating expenses at RDSI associated with the increased staffing and related costs for the conversion of clients to the Single Source™ system.

Providing additional details of these overhead charges, legal and accounting fees were directly associated with the preparation of the SEC document that was filed in late December.  We expect a continuation of these fees during the first quarter, although at a reduced level, as we currently are responding to the SEC comments related to the document.

The accelerated amortization is related to an accounting change, and the estimated useful life of the ITI software that remains on the RDSI books.  On July 28, 2009, RDSI entered into an agreement with Fiserv to terminate the use of the ITI software effective December 31, 2010.

As a result of this agreement, RDSI has tested this long-lived asset for impairment.  Test results illustrate that the asset is currently not impaired.  However, due to the change in the useful life of the asset, the amortization has been significantly increased.  RDSI will continue to test this asset for impairment on a quarterly basis and write-down this asset, if necessary.

Although there is an impact to the income statement as a result of the accelerated amortization, there is no impact to cash flow.  The additional cost of $442,000 at RDSI is a direct result of hiring 15 full-time equivalent employees that are focused on upcoming Single Source™ conversions.  As we proveed--- proceed through the first quarter, we will have a clearer picture of the conversion calendar and address the operating expenses accordingly at RDSI.

In closing, I would like to point to the future and the underlying earnings of the organization.  Certainly underneath our asset quality issues and the costs to spin-out RDSI are very encouraging and a solid base of core earnings that we continue to focus on improving.

We have a very nice margin at 4%.  We have a mortgage banking operation that closed in excess of $200 million in production in 2009, we have an improving trust fee income, and we have identified $1.2 million of improvements within our Banking Segment.  We must continue to take a long-term view of our operation and focus on the future.

At this time, I'll turn the discussion back to Ken to provide closing comments and observations.  Ken…

Ken Joyce:  All right, well thank you, Duane.  Valda, I'm going to turn this webcast back to you to determine if we have any questions from our investment community.

Valda Colbart:  Thank you, Ken.  It's now time for the question and answer session.  If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.  If you have a question, we would like you to press star 1 on your telephone.  That's star 1 if you have a question.  And if for some reason someone asks the question you would like to and you need to withdraw your question, press star 2.

So again, if you have a question, please press star 1 on the telephone and we will take the questions in the order they are received.  We'll stand by for just a few moments to see if there are any questions.  While we are waiting, I would like to remind everyone that today's webcast will be available on our website at www.rurbanfinancial.net until February 18, 2010.

Ken, we don't have any questions in the queue today, so I'm going to turn the call back to – oh, we have one question in the queue.

Operator:  And your question will come from John Deysher.

John Deysher:  Hi, you do have one question here.

Ken Joyce:  Yes, John, go ahead.  It's Ken talking.

John Deysher:  Good afternoon.  The fraud case, the mortgage fraud, anytime you hear that word “fraud”, um, it's cause for concern.  So I'm just wondering if you could spend a couple of minutes just kind of outlining how that occurred and how you plan to pursue that going forward?

Ken Joyce:  Sure.  It's a very unusual case, John.  I've been involved with mortgage banking for a long time.  I actually ran a national mortgage banking company for a long period of time.  I haven't seen the kind of fraud that that particular one was, although I have just recently learned that there was a precedent case in Columbus.

Basically what happens is the loans get closed in the title company and you get an insured closing letter, and that has always been taken with great faith.  And the end result is that the money's sent, and typically the mortgages behind that closing, that you're paying off, are indeed paid off.

In this case, there was fraud within the title company, as we see it.  And I think it's been all identified and there were a good number of banks involved, actually, who were apparently taken advantage of here.  And you know that loss is well-defined and we've taken the entire amount.

And going forward, we have enhanced our, our controls, but that entire system is based upon that insured closing letter.  And we believe that we will eventually prevail and precedent says that we will – we will indeed prevail.

John Deysher:  Do you have insurance in case that's not the case?

Ken Joyce:  We have insurance.  We've made notice to our insurer of the nature of what has gone on here and put them on notice assuming that we're not successful with our litigation claims.

John Deysher:  OK.  Who is the defendant in this case, then?

Ken Joyce:  Well, I'm not able to disclose that at this point.  Probably in the course of next week, the suits will be filed and that will all be public information.

John Deysher:  OK.  It is a title company though, you say?

Ken Joyce:  Yes.

John Deysher:  OK, fair enough.  And on the spin-off, what's the antic – assuming you get through the SEC comments with no trouble …

Ken Joyce:  Yes.

John Deysher:  … that spin-off should occur – I can't recall.  Did you say first quarter or second quarter?

Ken Joyce:  We're anticipating getting it done by the end of the first quarter.  You know if you give any slippage to it, it's probably no more than 30 days.

John Deysher:  OK.  So by mid-second quarter at the latest, probably.

Ken Joyce:  At the latest, yes.

John Deysher:  OK, very good.  Good luck.

Ken Joyce:  OK.  All right, thanks, John.  All right, Valda, I see there are no additional questions.  So I'm going to thank everyone on the line for taking the time for listening to this update and thank you very much.  Bye now.

Operator:  And all parties may now disconnect.

END